UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 22, 2015

BSQUARE CORPORATION

(Exact name of Registrant as specified in its charter)

Washington	000-27687	91-1650880
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

110 110th Ave NE, Suite 300

Bellevue, WA 98004

425-519-5900

(Address and Telephone Number of Registrant’s Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 22, 2015, BSQUARE Corporation (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A. (the “Bank”). Amounts advanced to the Company under the Credit Agreement shall be repayable as set forth in the Line of Credit Note executed by the Company concurrently with the Credit Agreement (the “Note”).

  The material terms of the Credit Agreement and the Note are as follows:

Availability

The Credit Agreement provides for an unsecured line of credit facility in the principal amount of up to $12,000,000. Letters of credit may also be issued by the Bank under the Credit Agreement for the account of the Company in an aggregate amount not to exceed $1,000,000, and the maximum amount available under the line of credit shall be reduced by the amounts subject to any outstanding letters of credit. All outstanding principal and interest under the Credit Agreement is due and payable in full on September 22, 2017.

Collateral

Borrowings under the Credit Agreement are unsecured; provided, however, that in the event that the Company’s liquidity (defined as the Company’s total cash and marketable securities) falls below $12,000,000, the Bank may require the Company to grant a first lien security interest in favor of the Bank in all of the Company’s tangible and intangible assets.

Use of Proceeds

The Company may only use the proceeds of any borrowings under the Credit Agreement for working capital purposes.

Interest, Fees and Costs

At the Company’s election, advances made under the Credit Agreement shall bear interest at either (1) a rate per annum equal to 1.5% below the Bank’s applicable prime rate or (2) 1.5% above the Bank’s applicable LIBOR rate, in each case as defined in the Credit Agreement. Advances may be drawn down and remain outstanding as up to five LIBOR rate advances and/or a prime rate advance, and the Company may elect to convert one type of advance into the other subject to certain restrictions. Interest is payable on the last day of each month beginning with the first month following disbursement of an advance.

There are no loan initiation or commitment fees on undrawn amounts under the Credit Agreement. A fee equal to the greater of 1.75% or the Bank’s standard issuance fee shall be payable in respect of any standby letters of credit issued by the Bank under the Credit Agreement. No premium or penalty shall be payable upon prepayment of any prime rate advances, and the Company shall reimburse the Bank for any loss, cost or expense incurred in connection with the repayment of any LIBOR advance on a date other than the last day of the applicable interest period for such advance. In addition, under certain circumstances, including if any applicable law or regulation or the compliance by the Bank therewith shall increase the cost to the Bank with respect to the Note, subject to certain limitations, the Company shall reimburse the Bank for any cost associated therewith.

Certain Covenants and Representations and Warranties

The Credit Agreement contains certain representations and warranties by the Company customary for these types of agreements and contains certain affirmative and negative covenants, including, without limitation, customary indemnification obligations and negative covenants that limit or restrict, among other things, redemptions of the Company’s outstanding equity; payment of distributions or dividends (while there is an ongoing event of default or to the extent such distribution causes an event of default); incurrence of indebtedness; guaranties by the Company; creation of liens (other than certain permitted liens); a liquidation, merger, acquisition, asset sale and other fundamental changes of and by the Company; making certain loans, advances or investments;, and other matters customarily restricted in such agreements.

The Credit Agreement also contains financial covenants that require (i) an interest coverage ratio of 3:1 (based on the ratio of net income (before interest and tax expense) to interest expense), (ii) liquidity (total cash and marketable securities holdings) of at least $10,000,000; and (iii) an asset coverage ratio greater than zero (with asset coverage equal to 75% of the book value of the Company’s accounts receivable plus 50% of the net book value of the Company’s fixed assets less the Company’s total liabilities for borrowed money). The Company is required to use the commercial banking services of the Bank as its primary banker.

Events of Default

The Credit Agreement contains customary events of default, including, without limitation, payment defaults; breaches of representations, warranties or covenants contained in the Credit Agreement or ancillary agreements; certain events of bankruptcy, insolvency, dissolution or liquidation; judgments in excess of specified amounts; and material adverse changes in the Company’s business, assets or financial condition. Upon the occurrence of an event of default, all advances outstanding under the Note shall bear interest at the applicable rate plus three percent, and the Bank may accelerate all of the Company’s obligations under the Credit Agreement and the Note.

The foregoing description of the Credit Agreement and the Note does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement and the Note, copies of which the Company intends to file as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015. A copy of the press release announcing the Credit Agreement is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K that relates to the creation of a direct financial obligation of the Company is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.Description

99.1BSQUARE Corporation Press Release, dated September 23, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BSQUARE CORPORATION

Date: September 23, 2015	By:	/s/ Martin L. Heimbigner
Chief Financial Officer, Secretary and
Treasurer